Exhibit 10.1

CABOT CORPORATION

2018 SHORT-TERM INCENTIVE COMPENSATION PLAN

(effective November 8, 2018)

     The purpose of this 2018 Short-Term Incentive Compensation Plan (the “Plan”) is to provide incentives for certain senior executives and other key employees of Cabot Corporation (the “Company”) to achieve a sustained, high level of financial and other measures of success for the Company.

I. ADMINISTRATION

     The Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee may delegate some or all of its authority under the Plan to one or more of its members or to such other persons as it may determine, to the extent permitted by applicable law.  The Compensation Committee or any of its delegates to the extent of any delegation are referred to herein as the “Committee.”  The Committee shall have the authority to interpret the Plan and to otherwise do all things necessary or desirable to carry out the purposes of the Plan, and any interpretation or decision by the Committee with regard to the Plan or any Award shall be final and binding on all persons.

II. ELIGIBILITY; PARTICIPANTS

     Only executive officers and other key employees of the Company shall be eligible to participate in the Plan.  The Committee shall select, from among those eligible, the persons who shall from time to time participate in the Plan (each, a “Participant”).  Participation by an individual with respect to one Award under the Plan shall not entitle the individual to participate with respect to subsequent Awards, if any.

III. GRANT OF AWARDS

     The term “Award” as used in the Plan means an award opportunity that is granted to a Participant with respect to a performance period (the “Performance Period”).  A Participant who is granted an Award shall be entitled to a payment, if any, under the Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Award, unless otherwise determined by the Committee.  Except as otherwise specified by the Committee in connection with the grant of an Award, the Performance Period applicable to Awards under the Plan shall be the fiscal year of the Company.  For each Performance Period, the Committee shall select the Participants, if any, who are to receive Awards for such Performance Period and, in the case of each Award, shall establish the following:

(a)	the Performance Goal or Goals (as defined in Section IV below) applicable to the Award;

(b)	the amount or amounts that will be payable (subject to adjustment in accordance with Section V) if the Performance Goal or Goals are achieved; and

(c)	such other terms and conditions as the Committee deems appropriate with respect to the Award.

IV. PERFORMANCE GOALS

     As used in the Plan, the term “Performance Goal” means a measure of performance as determined by the Committee relating to any or any combination of the following (measured either absolutely or by reference to a peer group or select group of companies or an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Committee specifies), which may include:  sales; revenues; assets; costs; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets;  one or more operating ratios or metrics; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; productivity measures; one or more working capital measures; stock price; stockholder return or shareholder value; sales of particular products or services; customer acquisition or retention; collection of outstanding accounts or debts; safety, health or environmental affairs performance; compliance; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity); or refinancings.  A Performance Goal and any targets with respect thereto need not be based on an increase, a positive or improved result or avoidance of loss. An Award may specify more than one Performance Goal and, with respect to any Performance Goal, may specify levels of achievement at which different levels of payment may be earned. The Committee may adjust one or more of the Performance Goals applicable to an Award to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes) occurring during the applicable Performance Period that affect the applicable Performance Goal or Goals.

V. AMOUNT PAYABLE UNDER AWARDS

     As soon as practicable after the close of a Performance Period, the Committee shall determine whether and to what extent, if at all, the Performance Goal or Goals applicable to each Award granted for the Performance Period have been satisfied.  The Committee shall then determine the amount payable, if any, under each Award.  The Committee may, in its sole and absolute discretion and with or without specifying its reasons for doing so, after determining the amount that would otherwise be payable under an Award for a Performance Period, adjust (including to zero) the actual payment, if any, to be made under such Award. The Committee may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant.

VI. PAYMENT UNDER AWARDS

     Except as otherwise provided in this Section VI, all payments under the Plan will be made after the right to payment vests and in all events by March 15 of the calendar year following the calendar year in which the right to payment vests (or, if later, by the 15th day of the third month following the end of the Company's fiscal year in which the right to payment vests).  For purposes of the foregoing sentence, a right to payment will be treated as having vested when it is no longer subject to a substantial risk of forfeiture.  Payments hereunder are intended to satisfy the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder (“Section 409A”), and shall be construed and administered accordingly.  Notwithstanding the foregoing, (i) if the Award letter or other documentation evidencing the Award provides a specified and objectively determinable payment date or schedule that satisfies the requirements of Section 409A, payment under an award may be made in accordance with such date or schedule, and (ii) the Committee may, but need not, permit a Participant to defer payment of an Award (pursuant to the Company’s  Deferred Compensation and Supplemental Retirement Plan or otherwise) beyond the date that the Award would otherwise be payable, provided that any such deferral shall be made in accordance with and subject to the applicable requirements of Section 409A.  Any amount so deferred may be adjusted for notional interest or other notional earnings on a basis determined by the Committee.

VII. PAYMENT LIMITS

     No Participant may be paid more than $5,000,000 in any fiscal year of the Company under Awards granted under the Plan.  In the case of an Award where payment is deferred pursuant to Section VI above, the preceding sentence shall be applied by assuming that payment of the Award was made at the time it would have been paid absent the deferral.

VIII. TAX WITHHOLDING

     All payments under the Plan shall be subject to reduction for applicable tax and other legally or contractually required withholdings.  Neither the Company nor any of its affiliates, nor the Committee, nor any person acting on behalf of the Company, any of its affiliates, or the Committee, will be liable for any adverse tax or other consequences to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award that may arise or otherwise be asserted with respect to the Award, including, but not limited to, by reason of the application of Section X(d) below or any acceleration of income or any additional tax (including any interest and penalties) asserted by reason of the failure of an Award to satisfy the requirements of 409A.

IX. AMENDMENT AND TERMINATION

     The Committee may amend or terminate the Plan at any time.

X. MISCELLANEOUS

     (a)Except as otherwise determined by the Committee at the time it grants the Award, no payment shall be made under an Award unless the Participant is employed by the Company on the last day of the Performance Period applicable to the Award.  Notwithstanding the foregoing, if a Participant ceases to be employed by the Company during a Performance Period by reason of death or disability or as otherwise determined by the Committee, the Committee may in its discretion authorize payment of all or a portion of any Awards held by such Participant to the Participant (or his or her estate) at the time other Awards are paid in respect of the Performance Period.

     (b)No person shall have any claim or right to be granted an Award, nor shall the selection for participation in the Plan for any Performance Period be construed as giving a Participant the right to be retained in the employ of the Company for that Performance Period or for any other period.  Further, no benefits received by any person from the grant or payment of an Award shall be considered a component of salary for any purpose, including, without limitation, any salary-related calculations for holiday, sick pay, termination payments, overtime or similar payments.

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     (c)The Plan shall be governed and construed by and determined in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of The Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than The Commonwealth of Massachusetts.   By accepting an Award, each Participant shall be deemed to have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based on the Plan or any Award and waive any claim that he or she is not subject personally to the jurisdiction of the above-named courts.

(d)     The Committee may provide that Awards will be subject to forfeiture, termination or rescission, and that a Participant will be obligated to return to the Company payments received with respect to an Award, in connection with (i) a breach by the Participant of Award terms or the Plan, or any non-competition, non-solicitation, confidentiality or other covenant or agreement with the Company or any of its affiliates or (ii) an overpayment to the Participant of incentive compensation due to inaccurate financial data.  Without limiting the generality of the foregoing, the Committee may recover Awards and payments under any Award in accordance with any applicable Company clawback or recoupment policy, including the Cabot Corporation Recoupment Policy adopted on November 9, 2012 as such policy may be amended and in effect from time to time, or as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.  Each Participant, by accepting (or being deemed to have accepted) an Award pursuant to the Plan, agrees to return the full amount required under this Section X(d) at such time and in such manner as the Committee shall determine in its sole discretion, consistent with applicable law.

     (e)The Plan shall be effective as of the date adopted and shall remain in effect until terminated by the Committee or the Company’s Board of Directors.  This Plan supersedes and replaces any performance-based management incentive plan previously adopted by the Company for awards granted in fiscal years beginning on or after October 1, 2018.

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